Exhibit 4.22

GENERAL TERMS AGREEMENT

BETWEEN

ROLLS-ROYCE Plc

ROLLS-ROYCE TOTALCARE SERVICES LIMITED

AND

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA

TRENT 1000

Contract Ref :- DEEG 5105

	SECTION 1 – GENERAL TERMS
	Clauses

	1 Definitions	4
	2 Scope of Agreement	7
	3 Purchase Orders	8
	4 Delivery	8
	5 Prices	8
	6 Payment	8
	7 Taxes and Other Charges	9
	8 Delay	10
	9 Events of Default and Termination	11
	10 Non Disclosure F	11
	11 Intellectual Property Rights	12
	12 Grant of Warranties and Limitation of Liability	13
	13 Occupier’s Liability	13
	14 General Terms	13
	15 Export/Import Shipment and Government Authorisation	17
	16 Conflict	17

	SECTION 2 – EXHIBITS
	Exhibits

A	AIRCRAFT DELIVERY SCHEDULE
B	OPERATING ASSUMPTIONS
C	[*]
	[*]
D	[*]
E-1	[*]
	[*]
E-2	[*]
F	[*]
	[*]
G	TOTALCARE

Contract Ref :- DEEG 5105

THIS AGREEMENT is made this      day of June, 2007 BETWEEN

(1)	Rolls-Royce plc whose registered office is at 65 Buckingham Gate, London SW1E 6AT; and Rolls-Royce TotalCare Services Limited whose registered office is at Moor Lane, Derby, DE 24 8BJ (both hereinafter Rolls-Royce); and

(2)	Aerovias del Continente Americano S.A. Avianca whose registered office or principal place of business is at Centro Administrativo, Avenida El Dorado, No. 92-30, Bogota, Colombia

(hereinafter called Avianca).

Avianca or Rolls-Royce may hereinafter be referred to as a “Party” or collectively as the “Parties”.

WHEREAS:

Avianca has entered into an Agreement with Airframer for the purchase of new Rolls-Royce Engine powered Aircraft.

Avianca and Rolls-Royce desire to enter into this Agreement for the sale and support by Rolls-Royce, and the purchase by Avianca from Rolls-Royce, of Products and Services;

NOW THEREFORE IT IS AGREED AS FOLLOWS:

Contract Ref :- DEEG 5105

SECTION 1 GENERAL TERMS

CLAUSE 1 DEFINITIONS

The following words and phrases, when used in this Agreement (including in the recitals), shall have the meaning and definition set forth. All other words and phrases as defined in the Engine Manuals shall also apply. Should the definitions used in this Agreement differ from the definitions contained in the Engine Manuals, the definitions used in this Agreement shall take precedence for the purpose of this Agreement.

[*]

“Agreement” means the General Terms together with all Exhibits.

“Aircraft” means the Boeing 787-8 type Aircraft as described in Exhibit A together with any option/purchase right aircraft, powered by Engines which are being purchased from Airframer by Avianca, or its permitted assigns.

“Airframer” means The Boeing Company.

“Aircraft Manual” means an Aircraft manual as defined by the Airframer.

“Airworthiness Authority” means the FAA, EASA, or UAEAC or other agreed applicable authority (provided that the directives of the UAEAC are consistent with those of other ICAO members), as applicable, and

“Airworthiness Authorities” shall be construed accordingly.

[*]

“Anniversary Date(s)” means, in respect of Guarantees, any or all of the anniversary dates from the date of delivery of the first Aircraft to Avianca through to the end of the Term of Guarantee.

“Assumptions” means the assumed conditions of operation of the Engines and Aircraft as detailed in Exhibits A (Aircraft Delivery Schedule), B (Operating Assumptions), and E (Fleet Purchasing Support).

“AOG” means aircraft on ground as defined in the World Airlines Technical Operations Glossary (WATOG).

“ATA Specifications” means the then current revisions of ATA specifications Numbers 100, 101, 102, 103, 200, 300, 400 and 2000 or their equivalent.

“Commercial Price” means Rolls-Royce’s then current price of Parts, Tooling, Services and other products and services that are available for sale, as may be quoted or applied from time to time by Rolls-Royce.

[*]

Contract Ref :- DEEG 5105

“Dressed Engine” means an Engine to the Dressed Engine configuration as defined in the Specification “EASA” means the European Aviation Safety Agency and any successor agency thereto,

“EASA” means the European Aviation Safety Agency and any successor agency thereto.

“EMP” means the Engine Management Program proposed by Rolls-Royce and agreed by Avianca [*].

“Engine(s)” means an installed or spare “Installed Trent 1000-D” engine as described in Section A.2.3 of the Trent 1000 spare engine Specification (reference 4104-2 Issue 1 Amendment 3), acquired by Avianca, its lessors or affiliates in support of the Aircraft and delivered either to Avianca on Aircraft or as spare Engines pursuant to Exhibit E hereto.

“Entry Into Service” or “EIS” shall mean the date of delivery of the first Aircraft to Avianca.

[*]

“Exhibit(s)” means those exhibits from time to time comprising Section 2 of this Agreement.

“FAA” means the United States Federal Aviation Administration, and any successor agency.

[*]

“Fleet” means the fleet of Rolls-Royce Trent 1000 engines in operation from time to time,

“Flight Cycle” means the operation of an Engine from the time an Aircraft leaves the ground until it touches the ground at the end of a flight. For the purposes of this Agreement, an aborted take-off or a touch and go landing shall also be considered as a Flight Cycle.

“Flight Hour” means each airborne hour (or part thereof) in operation of each Engine computed from the time an Aircraft leaves the ground until it touches the ground at the end of a flight.

“Guarantees” means the fleet guarantees set out in Exhibit F.

“General Terms” means those terms and conditions set out in Section 1 of this Agreement.

“Information” means (a) all software and electronic communications disclosed by one Party to another, and (b) all other information including, but not limited to, information contained in Engine and aircraft Manuals, all oral, written information, know how, data, reports, drawings and specifications that are marked or otherwise clearly identified as proprietary or confidential except that all software and electronic communications shall be considered as such.

[*]

Contract Ref :- DEEG 5105

“Line Maintenance” means any work required to be carried out on an Engine in accordance with the aircraft manuals, which may be accomplished either on-wing or off-wing but without necessitating the return of such Engine to an Overhaul Base. Line Maintenance includes, without limitation, troubleshooting, inspection, servicing or diagnostic testing of the Engine and the removal of unserviceable Parts requiring repair or replacement and the refitting of serviceable Parts.

“Line Replaceable Part” or “LRP” means all Parts (excluding LRUs), which are replaceable during Line Maintenance, with the following exceptions:

all LLPs which are line replaceable; or

all industry standard “common-consumable” external parts without Rolls-Royce part number (e.g. nuts, bolts, o-rings, gaskets, etc.).

“Line Replaceable Unit” or “LRU” means those Parts listed in Schedule 3 to Exhibit C “Life Limited Parts” or “LLP” means any Part listed in Schedule 2 of Exhibit C.

“Logistics Provider” means the logistics provider elected by Rolls-Royce to collect and re-deliver LRU/LRPs on behalf of Rolls-Royce from Designated Location(s).

[*]

“Max Spare” means “Max Trent 1000-D Spare Engine” as defined in the Specification.

“Engine Manuals” means the Engine series manuals as defined by Rolls-Royce.

[*]

“Overhaul Base” means a Repair station as may be specified by Rolls-Royce to Avianca from time to time and which is certified by the Airworthiness Authorities for the Repair of Engines and Parts.

“Part” means any new Engine part manufactured or supplied by Rolls-Royce or a source approved by Rolls-Royce.

[*]

“Pool Engine” shall mean a spare Engine provided as a Rolls-Royce Owned Product for the support of Avianca’s Aircraft.

“Products” means Engines, Parts and Tooling therefor.

[*]

“Repair” means the refurbishment at an Overhaul Base or Vendor (including the provision of Parts) necessary to return Engines or Parts to a serviceable condition in accordance with the applicable Engine Manuals and the EMP.

Contract Ref :- DEEG 5105

“Repair Vendor” means, with respect to a particular Product, either Rolls-Royce or a third party designated by Rolls-Royce as the repair vendor for such Product.

“Security Interest” means any mortgage, charge, assignment, pledge, lien or any other agreement or arrangement that has the effect of giving another person security.

“Services” means the services to be provided pursuant to Exhibit D (Customer Services) hereto, or under any other provision hereunder.

“Specification” means the Rolls-Royce specification for Engines as set out in Exhibit E-1 Schedule 1

[*]

“Tooling” means tools, jigs, fixtures, transportation equipment and other products which are provided by or sold by Rolls-Royce for the installation, maintenance and/or storage of an Engine and not for installation in the Engine.

“Ultimate Flight Cycles” means the maximum permitted Flight Cycles imposed by Rolls-Royce or the Airworthiness Authorities.

“UAEAC” means Unidad Administativa Especial Aeronautica Civil

“Used Part(s)” means parts purchased by Avianca directly from Rolls-Royce which are used and serviceable.

“Vendor” means a Rolls-Royce approved manufacturer of Parts, as identified in the Engine Manuals or as may be notified by Rolls-Royce from time to time, from whom Avianca may purchase Parts direct.

“Warranties” shall mean the warranties as set out in Exhibit C and the Guarantees as set out in Exhibit F.

[*]

CLAUSE 2 SCOPE OF AGREEMENT

Rolls-Royce agrees to sell to Avianca and Avianca agrees to purchase Products and Services from Rolls-Royce in accordance with the terms and conditions contained in this Agreement. [*]

The Exhibits to this Agreement set forth the terms and conditions that apply to specific Products and Services in addition to the General Terms.

The General Terms and the Exhibits together constitute the terms and conditions of this Agreement.

Contract Ref :- DEEG 5105

CLAUSE 3 PURCHASE ORDERS

3.1.	Rolls-Royce agrees to sell and deliver to Avianca and Avianca agrees to buy and take delivery of spare Engines as set out in Schedule 2 to Exhibit El of this Agreement. Signature of this Agreement by the Parties and its entry into force in accordance with its terms shall constitute an Avianca purchase order therefor and Rolls-Royce’s acknowledgement of its acceptance.

3.2.	Subject to Clause 3.1 above, Products and Services purchased under the terms of this Agreement shall be ordered by means of purchase orders issued by Avianca in an agreed format consistent with the requirements of ATA Specifications. The terms and conditions in this Agreement apply to all purchase orders to the extent applicable to the Product or Service requested. Any purchase order issued hereunder shall contain; description, quantity, delivery dates, the unit and extended price of the Products and Services and shipping instructions, as appropriate.

3.3.	Subject to Clause 3.1 above, Rolls-Royce shall provide written or electronic acknowledgment of its acceptance of purchase orders. [*]

3.4.	Avianca shall, not later than thirty (30) calendar days after signature of this Agreement, notify Rolls-Royce in writing that it has placed an irrevocable purchase order with the Airframer for the aircraft detailed in Exhibit A of the General Terms to be installed with the Engines.

3.5.	[*].

CLAUSE 4 DELIVERY

4.1.	[*].

4.2.	Shipping documents, invoices, packaging and marking of packaging for Products and Services shall be in accordance with ATA Specifications and International Standards for Phytosanitary Measures ISPM No. 15 (Guidelines for regulating wood packaging material in international trade).

CLAUSE 5 PRICES

5.1.	Unless otherwise specified in this Agreement, the price for Products and Services shall be as described in the applicable Commercial Price or, for those Products and Services not specified in such a listing, as quoted by Rolls-Royce.

CLAUSE 6 PAYMENT

6.1.	Immediately following, or concurrent with, the supply of Products and Services, Rolls-Royce shall submit an invoice to Avianca stating amounts due. Unless otherwise specified in this Agreement, payment shall be made by Avianca in United States Dollars by thirty days from the date the invoice is issued.

Contract Ref :- DEEG 5105

6.2.	[*]

6.3.	Unless otherwise stated or provided herein, all payments by Avianca under this Agreement shall be [*] to Rolls-Royce’s account as follows:

[*]

or such other account as may be notified from time to time. Confirmation of Avianca’s payment shall be transmitted to Rolls-Royce at the following address by facsimile the day payment is made:

Rolls-Royce plc

PO Box 31

Derby

DE24 8BJ

England

[*]

For the avoidance of doubt, notwithstanding the foregoing, all credits issued hereunder may be used as described in this Agreement.

[*].

CLAUSE 7 TAXES AND OTHER CHARGES

For the purpose of this Clause 7, the following terms shall have the following meanings:

“Agent” means the nominated agent of the Avianca

“Declarant” means the person making the customs declaration of import or export

“Direct Representation” means the agent is acting in the name of and on behalf of another person, as detailed in European Union Customs.

“Single Administrative Document” means the document lodged with a European Union customs authority declaring an import into or an export from the territory of the European Union.

7.1.	All amounts stated to be payable by Avianca pursuant to this Agreement exclude any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on Rolls-Royce’s turnover or similar taxes. If the supply of any Products or Services is chargeable to any value added tax (VAT), sales tax, use tax, service tax, goods and services tax (GST), taxes on Rolls-Royce’s turnover or similar taxes, such taxes will be added to the amount payable by Avianca and will be paid and borne by Avianca.

7.2.	[*]

Contract Ref :- DEEG 5105

7.3.	[*]

7.4.	Both Parties agree to co-operate to eliminate or reduce any applicable taxes, duties, interests, penalties or similar charges which may be payable by either Party, including, where applicable, providing or issuing the necessary documentation to support or secure exemptions or recoveries. Furthermore, if as a result of a change in law or a change in the tax practice of any tax authority, either Party becomes subject to additional taxes, duties or similar charges which increases their financial liability during the term of this Agreement, both Parties will negotiate in good faith to attempt to reduce or eliminate such additional taxes, duties and similar charges. This is provided that neither Party need take any steps, which in its reasonable opinion, and acting in good faith would increase its obligations or would be prejudicial or adverse to it (whether in respect of tax affairs or otherwise).

7.5.	[*]

CLAUSE 8 DELAY

8.1.	If Rolls-Royce is hindered or prevented from delivering Products or Services or both within the agreed delivery schedule (as such time may be extended pursuant to the other provisions of this Agreement) by reason of:

8.1.1	any cause beyond the reasonable control of Rolls-Royce; or

8.1.2	[*];

the time for delivery shall be extended by a period equal to the period for which delivery shall have been so hindered or prevented. [*]

8.2.	If Avianca is hindered or prevented from performing its obligations hereunder, excluding any of its payment obligations, within the agreed delivery schedule (as such time may be extended pursuant to the other provisions of this Agreement) by reason of:

8.2.1	any cause beyond the reasonable control of Avianca; or

8.2.2	[*];

the time for delivery shall be extended by a period equal to the period for which delivery shall have been so hindered or prevented.

8.3.	[*]

8.4.	[*].

Contract Ref :- DEEG 5105

CLAUSE 9 EVENTS OF DEFAULT AND TERMINATION

9.1.	Either Party shall have the right to terminate this Agreement without incurring any liability if

9.1.1	a court of competent jurisdiction makes an order or a resolution is passed (whether by its shareholders or creditors), for the dissolution or the administration of the other Party (or any holding company of the other Party) otherwise than in the course of a solvent reorganisation or restructuring; or

9.1.2	any person takes any step (which is not withdrawn or discharged without [*] days) to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of any material portion of any assets of the other Party; or

9.1.3	the other Party (or any holding company of the other Party) makes any arrangement or composition with, or any assignment for the benefit of its creditors’ or

9.1.4	the other Party ceases to carry on its business or a substantial part of it or is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

9.1.5	the other party (not being a company registered in England) carries out or becomes subject to actions or proceedings which, within the jurisdiction to which it is subject, are similar in nature or effect to those specified in Clauses 9.1.1 to 9.1.4 above.

9.2.	Termination under Clause 9.1 shall be effected by the Party entitled to terminate issuing notice of termination in writing to the other Party and such notice shall be effective [*] hours after it is issued.

9.3.	[*]

9.4.	[*]

CLAUSE 10 NONDISCLOSURE

10.1.	Subject to Clause 10.4 below, each Party agrees to hold in confidence any Information (including this agreement and any of its terms) which it acquires directly or indirectly from the other Party or any of such Party’s affiliates and agrees:

10.1.1	to protect the Information with at least the same degree of care as it uses to protect its own Information.

10.1.2	not to use the Information otherwise than for the purposes of this Agreement;

Contract Ref :- DEEG 5105

10.1.3	not to disclose the Information at any time or the Information to any third person without the written approval of the other Party;

10.1.4	not to copy or to reduce the Information to writing or store whether in a machine readable form or otherwise except as may be reasonably required for the purposes of this Agreement; and

10.1.5	not to remove; alter or deface any proprietary or confidential designation denoted on the Information.

10.2.	The provisions of Clause 10.1 above shall not apply to Information which is or becomes generally known in the aero engine industry, known by the receiving Party at time of receipt, received from a third party who is without an obligation of nondisclosure, or required to be produced by a legitimate legal authority, nor shall the provisions of Clause 10.1 above prevent any necessary disclosure of Information to enable Avianca itself to use, operate, maintain or service Products and Services. In the case of a legally-compelled disclosure, the Party compelled to disclose shall promptly advise the other Party.

10.3.	Each Party shall be responsible for the observance of the provisions of Clause 10.1 above by its employees or any other third parties to whom Information is disclosed in accordance with this Clause.

10.4.	This Clause 10 shall not be construed as granting expressly or impliedly any rights in respect of any patent, copyright or other industrial property right in force and belonging to the disclosing Party except to the extent necessary for the purposes of this Agreement.

10.5.	[*].

10.6.	Without prejudice to any other rights of the disclosing Party the Parties agree that damages may not be an adequate remedy for any use or disclosure of Information by the recipient Party in breach of this Agreement and that any Party may seek an injunction, specific performance or other equitable relief for any actual or threatened breach of this Agreement in any court of competent jurisdiction.

10.7.	[*].

CLAUSE 11 INTELLECTUAL PROPERTY RIGHTS

11.1.	Rolls-Royce shall, subject to the conditions set out in this Clause 11 and as the sole liability of Rolls-Royce in respect of any claims for infringement of industrial property rights, indemnify and defend Avianca against any claim that the use of any of the Products and Services by Avianca within any country to which at the date of such claim, the benefits of Clause 27 of the Convention on International Civil Aviation of 7th December 1944 (The Chicago Convention) apply, infringes any patent, [*], however, that Rolls-Royce shall not be liable to Avianca for any loss (whether direct or indirect):

[*]

Contract Ref :- DEEG 5105

11.2.	[*].

11.3.	[*].

11.4.	[*]

CLAUSE 12 GRANT OF WARRANTIES AND LIMITATION OF LIABILITY

12.1.	Rolls-Royce grants to Avianca the Warranties. Except as elsewhere provided in this Agreement, these Warranties are personal to Avianca and the obligations of Rolls-Royce thereunder shall only apply insofar as Avianca has possession of and operates the Products and receives the Services. [*].

12.2.	[*]

12.3.	[*]

12.4.	[*]

12.5.	[*]

12.6.	[*]

CLAUSE 13 OCCUPIER’S LIABILITY

If any employee of either Party enters upon the property occupied by or under the control of the other Party in the performance of this Agreement, the Party occupying or controlling such premises assumes responsibility for and agrees to pay for any loss, cost, damage to property, or for personal injury or death of the person entering such premises arising out of, as a result of, or in connection with the actions or omissions of the Party occupying or controlling such premises. Each Party also agrees that it will maintain public liability and property damage insurance in reasonable limits consistent with industry standards covering the obligations set forth above and will maintain proper occupier’s liability insurance (or other comparable insurance).

CLAUSE 14 GENERAL

14.1.	Effective Date and Expiration

This Agreement will commence upon the date of signature and remain in full force and effect for as long as Avianca, or its permitted assigns, owns or operates at least [*], unless terminated in accordance with Clause 9.

14.2.	Survival

Contract Ref :- DEEG 5105

The provisions of Clauses 1 (Definitions), 7 (Tax), 10 (NonDisclosure), Clause 11 (Intellectual Property Rights), 12 (Grant of Warranties and Limitation of Liability), 13 (Occupier’s Liability), 14.2 (Survival), 14.3 (Notices), 14.6 (Headings), 14.7 (Waiver), 14.8 (Severability), 14.9 (Law and Jurisdiction), 14.10 (Sole Agreement), 14.11 (Third Party Rights), 14.12 (Relationship of Parties) and Exhibit C (Warranties) [*].

14.3.	Notices

Any notice required to be given by either Party to the other under or in connection with this Agreement shall be in writing and delivered personally, by certified mail or by facsimile. Notices to Avianca shall be directed to:

Aerovias del Continente Americano S.A. Avianca

Avenida El Dorado No. 92-30

Torre 1, Piso 5,

Bogota,

Colombia

Attn: Secretary General

Attn: TBD

Tel # TBD

Facsimile #: TBD

Notices to Rolls-Royce shall be directed to:

[*]

or in each case to such other place of business as may be notified from time to time by the receiving Party.

14.4.	Assignment

Except as otherwise stated herein, neither Party may assign any of its rights or obligations hereunder without the written consent of the other Party [*]. Any assignment made in violation of this Clause 14.4 shall be null and void.

[*]

14.5.	Amendment

This Agreement may only be amended by agreement in writing, executed by the parties hereto, on or after the date of this Agreement, and which expressly amends this Agreement, and in no event shall it be amended or terminated orally. Unless expressly agreed no amendment shall constitute a general waiver of any provisions of the

Contract Ref :- DEEG 5105

Agreement nor shall it affect any rights, obligations or liabilities arising under or pursuant to this Agreement which have already accrued up to the date of the amendment and the rights and obligations of the Parties arising under or pursuant to the Agreement shall remain at full force and effect, except only to the extent that they are so amended.

14.6.	Headings

Clause headings and the index are for convenience only and do not form a part of the Agreement and shall not govern or affect the interpretation of the Agreement.

14.7.	Waiver

No failure by either Party to enforce any provision of this Agreement shall constitute an ongoing waiver of that or any other provision hereof.

14.8.	Severability

Each of the provisions of the Agreement is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

14.8.1	so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in the Agreement, it shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of the Agreement, or of that or any provisions of this Agreement in any other jurisdiction; and

14.8.2	the Parties shall use all reasonable endeavours to replace it with the valid and enforceable substitute provisions satisfactory to any Government or other relevant regulatory authority but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

14.9.	Law and Jurisdiction

14.9.1	This Agreement shall be subject to and interpreted and construed in accordance with the laws of the State of New York [*].

14.9.2	[*].

14.9.3	Notwithstanding anything to the contrary herein, this Agreement and each Party’s respective rights and obligations are expressly subject to all applicable laws and regulations including, but not limited to, United States laws relating to exports.

14.9.4	The official text of this Agreement is the English language. If this Agreement is translated into another language for the convenience of Avianca or its personnel, the English text shall govern any question with respect to interpretation.

Contract Ref :- DEEG 5105

14.10.	Sole Agreement

14.10.1	This Agreement contains the only provisions governing the sale and purchase of Products and Services and such provisions shall apply to the exclusion of any other provisions on or attached to or otherwise forming part of any purchase order of Avianca or any acknowledgement or acceptance by Rolls-Royce or of any other document which may be issued by either Party relating to the sale and purchase of Products and Services.

14.10.2	The parties agree that neither of them has placed any reliance whatsoever on any representations, agreements, statements or understandings made prior to the signature of this Agreement, whether orally or in writing, relating to the Products or Services other than those expressly incorporated in this Agreement which has been negotiated on the basis that its provisions represent their entire agreement relating to the Products or Services and shall supersede all such representations, agreements, statements and understandings. The Parties further agree that neither of them shall place any reliance on any and all future representations whatsoever in respect of the performance of this Agreement unless such representations are expressly agreed by the Parties in writing to form a part of this Agreement. For the avoidance of doubt, it is not the intention of this Clause to exclude the liability of either party for fraudulent misrepresentations.

14.11.	Third Party Rights

No term of this Agreement shall be construed as creating any right in respect of any person who is not a party to this Agreement and the provisions of the Contracts (Rights of Third Parties) Act 1999 are hereby expressly excluded.

14.12.	Relationship of Parties

14.12.1	The relationship between Avianca and Rolls-Royce shall be that of independent contractors and not that of principal and agent or that of partners.

14.12.2	Neither Avianca nor Rolls-Royce shall represent itself as agent or partner of the other Party nor do any act or thing which might result in other persons believing that they have authority to contract or in any other way to enter into commitments on behalf of, or in the name of the other Party.

14.12.3	Each of Avianca and Rolls-Royce shall be fully and solely responsible for all obligations undertaken by such Party under this Agreement in relation to the Products and Services to be supplied.

Contract Ref :- DEEG 5105

14.12.4	[*].

14.13.	Publicity

Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, no announcement or disclosure in connection with the existence, contents or subject matter of this Agreement shall be made or issued by or on behalf of the either Party without the prior written consent of the other, such approval not to be unreasonably withheld or delayed.

14.14.	Counterparts and Facsimile

This Agreement may be executed in several counterparts and any single counterpart or set of counterparts, signed in either case by all the Parties, shall be deemed to be an original and all taken together shall constitute one and the same instrument. Transmission by facsimile of a signed counterpart signature page shall be deemed and constitute due and valid delivery of an executed counterpart of this Agreement.

CLAUSE 15 EXPORT/IMPORT SHIPMENT AND GOVERNMENT AUTHORISATION

15.1.	[*] Where an export license is required, supply will not take place unless and until any required export license is granted. [*].

[*]

CLAUSE 16 CONFLICT

In the event of any conflict between the terms set out in Clauses 1 to 15 above (the General Terms) and those set out in the Exhibits and the Schedules to the Exhibits, then the terms and conditions set out in the Exhibits and the Schedules shall prevail.

CLAUSE 17 [*]

[*]

CLAUSE 18 [*]

[*]

CLAUSE 19 [*]

[*]

Contract Ref :- DEEG 5105

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into by their duly authorised officers, on the date first before written.

Signed for and on behalf of: AEROVIAS DEL CONTINENTE AMERICANO S.A.	Signed for and on behalf of: ROLLS-ROYCE PLC

By	By
Printed	Printed
Title	Title

Signed for and on behalf of: Rolls-Royce TotalCare Services Limited

By
Printed
Title

Contract Ref :- DEEG 5105

SECTION 2 EXHIBITS

Exhibits

A	AIRCRAFT DELIVERY SCHEDULE
B	OPERATING ASSUMPTIONS
C	[*]
[*]
D	[*]
E-1	[*]
[*]
E-2	[*]
F	[*]
[*]
G	TOTALCARE

Contract Ref :- DEEG 5105

EXHIBIT A

AIRCRAFT DELIVERY SCHEDULE

Avianca will take delivery of the Aircraft in accordance with the delivery schedule below:

[*]

Contract Ref :- DEEG 5105

EXHIBIT B

OPERATING ASSUMPTIONS

[*]

Aircraft will operate primarily in a benign operational environment (not containing, without limitation abnormal levels of corrosive or abrasive materials or pollutants);

[*]

Avianca will not order or instruct maintenance or operation of the Engine in contravention of the Engine Manuals.

[*]

Aircraft and engines operated and maintained in accordance with all applicable airframer and engine manuals, [*].

[*]

All parts being installed in the engines being Rolls-Royce manufactured or manufactured by a company specifically approved by Rolls-Royce for the manufacture or supply of such part.

Contract Ref :- DEEG 5105

EXHIBIT C

WARRANTIES

1	GENERAL WARRANTY CONDITIONS

1.1	Rolls-Royce shall have no obligation under the provisions of this Exhibit C if it is clearly demonstrated that any Engine or Part:

[*]

1.2	[*].

1.3	[*].

1.4	[*].

1.5	[*]

1.6	Avianca shall present any claim under this Exhibit C to Rolls-Royce [*] and shall keep and disclose accurate records of Engine operation, including records of maintenance, adequate to support such claims.

1.7	[*].

1.8	Avianca shall keep accurate records of Engine and Parts operation, maintenance and storage, and engine condition monitoring data and / or trend monitoring data (as applicable) adequate to support claims hereunder and shall permit Rolls-Royce to inspect such records during normal business hours upon request at reasonable times and upon reasonable notice.

1.9	Avianca shall make available all Engines and Parts for inspection by Rolls-Royce during normal business hours at reasonable times and with reasonable notice from Rolls-Royce.

1.10	[*]

1.11	[*]

1.12	[*]

1.13	[*]

1.14	[*]

2	[*]

[*]

Contract Ref :- DEEG 5105

3	[*]

[*]

4	USED PARTS WARRANTY

Rolls-Royce warrants Used Parts against Failure as follows:

4.1	Warranty Period

[*]

4.2	Warranty Remedies

[*]

5	LIFE LIMITED PARTS WARRANTY

Life Limited Parts, as listed in Schedule 2 to this Exhibit, are warranted as follows:

5.1	Warranty Period

[*]

5.2	Warranty Remedies

[*]

6	[*]

7	[*]

7.1	[*]

[*]

7.2	Warranty Remedies

In the case of a defect under Clause 7.1, Rolls-Royce shall, at its discretion, repair or replace such Tooling free of charge to Avianca.

[*]

Contract Ref :- DEEG 5105

EXHIBIT C - SCHEDULE 1

DESIGNATED PARTS

Designated Parts, together with their Flight Hour warranted lives are as set out below. For ease of reference only, the engine module and the ATA chapter are also given.

*[Six pages have been omitted in accordance with a request for confidential treatment.]

Contract Ref :- DEEG 5105

EXHIBIT D

CUSTOMER SERVICES

1.	SCOPE

This Exhibit D sets out support services available to Avianca subject to the General Terms for the term of this Agreement.

Standardized procedures and policies will be followed to ensure that Services are performed in accordance with industry accepted standards. These procedures and policies include, but are not limited to, ATA Specifications and Airworthiness Authority rules and/or guidance. All Services supplied to Avianca under this Exhibit will be in compliance with the then current world customers supplier guide (hereinafter “WASG”) and the current revision ATA Specifications.

2	ROLLS-ROYCE CUSTOMER SERVICES PACKAGE

2.1	Rolls-Royce will designate a Customer Services Manager at its [*]:

2.1.1	[*];

2.1.2	managing plans to incorporate Products into Avianca’s operations;

2.1.3	agreeing shop visit forecasts with Avianca,

2.1.4	providing technical and operational direction and field support recommendations to Avianca, and

2.1.5	assisting Avianca with the interpretation of Engine Manuals.

2.1.6	make scheduled visits to Avianca for the purposes of liaison

[*].

2.2	[*]

[*].

2.3	Supply of Technical Publications Data

2.3.1	[*].

2.3.2	Engine Manuals will be supplied in English in accordance with ATA Specifications and any translation or interpretation that may be required by Avianca is the responsibility of Avianca.

2.3.3	Avianca acknowledges that, although Rolls-Royce may provide instruction training and advice under this Agreement, Products are only to be maintained, operated and otherwise handled in accordance with the Engine Manuals.

Contract Ref :- DEEG 5105

2.3.4	Engine Manuals are available in a variety of media. [*]

2.4	Customer Training

Rolls-Royce provides training courses in the operation and maintenance of Engines at one of the following locations: the Rolls-Royce Training Center in Indianapolis, Indiana, USA; Rolls-Royce’s training facilities in Derby, England UK; or the Rolls-Royce/CASC training centre in Tianjin, China in accordance with a schedule published by Rolls-Royce.

Rolls-Royce’s training for the Engine comprises levels I through levels IV in accordance with the ATA Specifications and details as published by Rolls-Royce from time to time.

The following general provisions apply to training:

[*].

Rolls-Royce will deliver training to qualified instructors from Avianca, and will provide [*].

2.5	General Planning

Avianca and Rolls-Royce shall within a reasonable time following signature of this Agreement but not (where possible) later [*] agree a schedule to establish processes and procedures in connection with, without limitation, following items:

2.5.1	Initial Provisioning;

2.5.2	Training; and

2.5.3	EIS planning.

Contract Ref :- DEEG 5105

EXHIBIT E

FLEET PROVISIONING SUPPORT

1	INTENT

This Exhibit E-1 details the specific terms that are applicable to the purchase of spare Engines in addition to the General Terms.

2	TYPE APPROVAL/CHANGES

The Specification, which forms Schedule 1 to this Exhibit E, has been drawn up to meet the Airworthiness Authority requirements in place at the date of this Agreement.

[*]

3	INSPECTION AND ACCEPTANCE

Conformance to the Specification will be assured by Rolls-Royce through the maintenance of procedures (including Engine acceptance testing), systems and records approved by the appropriate airworthiness authority. An authorised Release Certificate will be issued by Rolls-Royce.

4	PRICE AND PAYMENT

The base price and description of supply of spare Engines is set out in Schedule 2 to this Exhibit E-1. The purchase price of spare Engines shall be the base price escalated in accordance with the formula specified in Schedule 3 to this Exhibit E-1.

[*].

Rolls-Royce will issue invoices to cover each of the above payments.

[*].

5	[*]

[*].

6	[*]

[*].

Contract Ref :- DEEG 5105

EXHIBIT E-1 - SCHEDULE 1

ENGINE SPECIFICATION

A copy has been supplied to Avianca.

Contract Ref :- DEEG 5105

EXHIBIT E-1 - SCHEDULE 2

DELIVERY SCHEDULE AND BASE PRICE

[*]

The above delivery schedule is subject to adjustment as provided in Exhibit A.

Contract Ref :- DEEG 5105

EXHIBIT E-1 - SCHEDULE 3

ENGINE BASE PRICE ESCALATION FORMULA

* [Two pages have been omitted in accordance with a request for confidential treatment.]

Contract Ref :- DEEG 5105

EXHIBIT E-2

SPARE PARTS TERMS

INTENT AND TERM

1.1	Parts.

Avianca shall buy from Rolls-Royce [*] and Rolls-Royce shall sell such Parts to Avianca in quantities sufficient to meet Avianca’s requirements. From time to time Avianca may request and Rolls-Royce may sell Used Parts.

1.2.	Tooling.

Avianca shall purchase any Tooling from Rolls-Royce [*]. Lead times for Tooling shall be quoted by Rolls-Royce on an as-required basis.

1.3	Rolls-Royce and Avianca shall comply with the ATA Specifications with regard to supply of Parts except as specifically amended in this Agreement.

1.4	Avianca will provide any information required to become established on the Rolls-Royce on-line spares management system.

2	PROVISIONING

Avianca shall purchase and maintain an adequate stock of Parts and Tooling to support its operation of the Engines [*]. Rolls-Royce and Avianca shall agree the required stock of Parts and Tooling within a timescale commensurate with Avianca’s operational requirements. Consistent with changes in Avianca’s operational requirements, Rolls-Royce and Avianca will regularly review and agree changes to required stock levels of Parts and Tooling.

[*].

3	FORECASTING

3.1	Avianca shall provide Rolls-Royce with forecasts, [*] requirements for Parts and Tooling to cover [*] shall give Rolls-Royce as much notice [*]. Avianca shall, upon request, inform Rolls-Royce of the intended use of Parts and Tooling.

3.2	Avianca shall provide to Rolls-Royce an estimated Engine shop visit forecast covering any desired scheduled Repair at an Overhaul Base [*].

3.3	[*];

3.4	Rolls-Royce shall provision long lead time Parts and shall set manufacturing capacity and inventory levels of other Parts on the basis of the information provided under Clause 3.1, 3.2 and 3.3 above.

Contract Ref :- DEEG 5105

4	ORDERING PROCEDURE

Avianca shall issue a purchase order for Parts and Tooling in an agreed format in accordance with the ATA Specifications and the terms of this Agreement. Rolls-Royce shall promptly acknowledge receipt of each order for Parts and Tooling in accordance with the ATA Specifications. Unless qualified, such acknowledgement shall constitute an acceptance of the order under the terms of this Agreement.

5	ORDER CANCELLATION

[*]

6	LEAD TIMES

6.1	Parts shall be scheduled to be delivered in accordance with the lead time specified at the receipt of Avianca’s order except for:

6.1.1	Parts required for provisioning in accordance with Clause 2 above, or

6.1.2	Purchase orders significantly in excess of Avianca’s normal requirements, in which case, Rolls-Royce shall notify Avianca of the applicable lead time.

6.2	[*].

6.3	[*].

7	MODIFICATIONS TO PARTS

Rolls-Royce shall, subject to Avianca’s approval, be entitled to substitute modified Parts in place of Parts ordered by Avianca hereunder, provided that the said modification has received the approval of the Airworthiness Authority in accordance with the relevant Rolls-Royce Service Bulletin, and provided that such substitute Parts are materially similar in terms of form and function, and are provided to Avianca at the same price as the Parts ordered. Rolls-Royce shall notify Avianca of such substitution prior to delivery.

8	CONFORMANCE

All Parts and, where necessary, Tooling will be assured by Rolls-Royce through the maintenance of procedures, systems and records approved by the Airworthiness Authority. An Authorised Release Certificate will be issued by Rolls-Royce.

9	ELECTRONIC COMMUNICATIONS

The Parties shall use electronic data interchange (“EDI”) links to enable electronic ordering and invoicing, in accordance with ATA Specifications. Such EDI Links shall also be used for formal communications between the Parties, in a format to be agreed.

Contract Ref :- DEEG 5105

10	[*]

[*]

Contract Ref :- DEEG 5105

EXHIBIT F

FLEET GUARANTEES

* [Twenty-six pages have been omitted in accordance with a request for confidential treatment.]

Contract Ref :- DEEG 5105

Exhibit G

TRENT 1000

TOTALCARE

Contract Ref :- DEEG 5105

* [Thirty-five pages have been omitted in accordance with a request for confidential treatment.]

Contract Ref :- DEEG 5105